EXHIBIT 10

SEPARATION AGREEMENT AND GENERAL RELEASE

This is a Separation Agreement and General Release (this "Agreement") dated as of June 28, 2005 by and between Kathy E. Herman ("Employee") and Nobel Learning Communities, Inc., a Delaware corporation ("NLCI").

Whereas, Employee is employed by NLCI in the capacity of Vice President, General Counsel and Secretary as of the date hereof; and

Whereas, the parties wish to conclude amicably any and all issues relating to Employee's employment and separation from employment with NLCI;

Now, Therefore, in consideration of the premises and the mutual promises contained herein, It Is Hereby Agreed by and between Employee and NLCI as follows:

    Separation From Employment. Employee acknowledges that Employee's employment with NLCI will cease, effective as of July 26th, 2005 (the "Separation Date"). Such separation shall be irrevocable and final.

    Effect on Employment Arrangements. Effective as of the Separation Date, neither NLCI nor any of its parent corporations, subsidiaries, affiliates or other related companies (collectively, the "NLCI Parties") shall have any further obligation of any nature to Employee, except as specifically set forth in this Agreement.

    Severance Arrangements.

    (a) Severance Payment. NLCI will pay to Employee the sum of $77,251.20, representing twenty-six (26) weeks' pay, based on Employee's annual salary as of the Separation Date. Such amount shall be paid in accordance with NLCI's normal bi-weekly payroll practices. The bi-weekly payments will begin with the first payroll period occurring on or after the tenth (10th) day following the Separation Date. Prior to paying Employee any portion of such amount, NLCI may require Employee to sign a confirmation that Employee has not exercised Employee's right to revoke this Agreement. Employee acknowledges that but for this provision of this Agreement, Employee would not be entitled to the payment provided for in this Section 3(a) or to certain other payments and benefits referenced herein.

    (b) Career Counseling Services. In order to assist Employee with obtaining other employment, NLCI has contracted with Right Management Consultants to provide Employee with executive level career transition services at NLCI's expense. To the extent Employee and NLCI reach agreement on a transition plan, NLCI agrees to provide executive level career transition services at NLCI's expense for the last 30 days of the transition period, followed by three (3) additional months commencing on the Separation Date. In addition, to the extent that Employee is not employed at the end of the three (3) month period following the Separation Date, NLCI will extend such executive level transition services for up to three (3) additional 30 day periods. Provision of these services is contingent upon Employee diligently availing herself of the career transition services offered and actively seeking employment.

    (c) Medical Coverage. NLCI will continue to cover Employee under the policies included in NLCI's group health insurance program through January 31, 2006 on the same basis that it would have covered Employee had Employee's employment continued beyond the Separation Date. Thereafter, Employee will be afforded the opportunity, at Employee's own expense, to convert such group health insurance coverage per normal COBRA conversion privileges.

    (d) Non-Solicit. Employee and NLCI have previously executed a certain Nonsolicitation and Confidentiality Agreement dated June 5, 2001 (the "Nonsolicit Agreement"). The terms and conditions of the Nonsolicit Agreement shall remain in full force and effect and shall be deemed to be incorporated herein by reference, and Employee hereby reaffirms and ratifies Employee's continuing obligations under each such provision.

    (e) Vacation Pay. NLCI will pay to Employee, as a lump sum, the amount of $5,348.16, representing the sum of (i) $2,376.96, in respect of the amount of eligible vacation accrued but not used by Employee as of June 24th, 2005 (which is agreed to be 32 hours), multiplied by Employee's prorated daily salary, and (ii) $2,971.20, in respect of an additional accrual for 40 hours of vacation with respect to the period from June 25, 2005 through the Separation Date, multiplied by Employee's prorated daily salary. Such lump sum amount shall be paid on the first regular bi-weekly pay date occurring after the Separation Date. Employee and NLCI agree that, except as set forth in clause (ii) of this Section 3(e), Employee shall neither accrue nor be paid for any additional vacation days subsequent to the day prior to Employee's next anniversary date. Notwithstanding any of the foregoing, if by law or otherwise Employee is prohibited from waiving any vacation accrual that may occur between June 25th, 2005 and the Separation Date and vacation must accrue through the Separation Date, then the severance payment as specified in Section 3(a) will be reduced to twenty-three (23) weeks with a concomitant reduction in the severance payment to $68,337.64.

    (f) Mitigation. If Employee accepts subsequent employment or earns any amounts as a self-employed individual for services rendered during the period that Employee receives any severance pay under Section 3(a) (the "Severance Period"), the aggregate amount of the compensation to be paid by NLCI pursuant to Section 3(a) and the car payments to be paid by NLCI pursuant to Section 5 shall be reduced by such amounts earned. Employee shall promptly report to NLCI any such subsequent employment and/or amounts actually earned by Employee.

    Bonus. NLCI will pay to Employee any bonus that she would have earned under the terms and conditions of the Fiscal 2005 management bonus plan, as if Employee had remained employed by NLCI for the period required by the plan, provided that Employee is not in default of any of the duties and obligations under this Agreement or the Nonsolicit Agreement and furthermore, provided that the Board of Directors of NLCI authorizes and approves bonus payments under the Fiscal 2005 management bonus plan. Subject to the conditions stated above, Employee shall receive such bonus payment on the same terms as provided for by the bonus plan for other vice presidents at the Executive Committee level and at the same time that bonus payments are received by other members of NLCI management who participate in the bonus plan.

    Car Payments. NLCI shall pay to Employee a car allowance equivalent to the annual rate of $6,000, but prorated and payable only during the Severance Period, and subject to any applicable mitigation requirements pursuant to Section 3(f). Such amount will be paid at such intervals as NLCI pays the car expenses of its employees generally, commencing on the first regular bi-weekly pay date occurring after the Separation Date.

    401(k) Plan. Pursuant to the terms of NLCI's 401(k) plan and applicable law, NLCI will distribute the funds accrued to Employee's account under such plan, if any, to Employee or as Employee directs. Employee may continue to contribute to NLCI's 401(k) plan through the Severance Period.

    Vesting and Exercise of Options.

    (a) NLCI previously granted to Employee, in connection with Employee's employment with NLCI, options under NLCI's 1995 Stock Incentive Plan, to purchase an aggregate of 5,000 shares of NLCI common stock, at an exercise price of $8.00. Such options were subject to a three-year vesting schedule, with one-third of the shares subject to such options becoming exercisable on each of June 25, 2002, 2003 and 2004. NLCI and Employee hereby confirm their understanding that all of such options have been fully vested as of the date hereof, and Employee will have ninety (90) days following the Separation Date thereafter to exercise such options.

    (b) For the six month period following the Separation Date, NLCI will continue to assist Employee in the filing of any Section 16 reports (Forms 3, 4 and 5) that Employee is required to file by virtue of her prior employment with NLCI.

    Property of the NLCI Parties. Employee represents that Employee has returned to NLCI's Chief Executive Officer or Vice President -- Human Resources, all property of any NLCI Party in Employee's possession or control including, without limitation, all materials containing confidential or proprietary information (and, except as agreed to in writing with NLCI's Chief Executive Officer, has not retained any copies or extracts of the same), and all company computer equipment, mobile telephones, keys and credit cards. It is specifically understood and agreed that failure to return such property to NLCI shall constitute a breach by Employee of this Agreement. Employee agrees that all outstanding expense reports shall be submitted to NLCI's --Chief Executive Officer no later than the close of business on August 9th, 2005. NLCI will promptly pay to Employee all outstanding items properly owed, as reflected in such expense reports.

    Cooperation. Employee will cooperate with the NLCI Parties in the defense or prosecution of all disputes with third parties. In furtherance thereof, if requested by NLCI, upon reasonable notice, Employee will provide written and oral evidence and testimony in any proceedings and will meet with NLCI's attorneys or other representatives at reasonable times and places in connection therewith. NLCI and Employee agree to use reasonable efforts to schedule any cooperation at a mutually agreeable time and place so as not to cause any undue burden or financial hardship on Employee. Employee will notify NCLI's Chief Executive Officer if Employee is contacted by any third party in connection with the prosecution of any third party dispute with NCLI and will give NLCI the opportunity to provide legal representation to Employee at NLCI's expense should Employee be asked to provide written or oral evidence or testimony in connection with any such dispute. No NLCI Party shall be required to pay further consideration to Employee for any such cooperation and testimony; provided, however, that Employee will be reimbursed by NLCI for out-of-pocket expenses actually and reasonably incurred in connection therewith, upon timely submission of appropriate documentation therefor.

    General Release.

    (a) General Release. In consideration of the payments and benefits set forth in Section 3, Employee, on behalf of herself and her agents, heirs, successors and assigns, finally and unconditionally releases and discharges each NLCI Party, and all of their respective officers, directors, agents, employees, partners, shareholders, predecessors, successors and assigns (collectively, the "Released Parties") from any and all claims, demands, liabilities, damages, obligations, actions or causes of action of any kind, known or unknown, past or present, asserted or unasserted, suspected or unsuspected, matured or unmatured, which Employee now has, may have or could claim to have against any of the Released Parties up to and including the date hereof (collectively, "Claims"), including, but not limited to, any and all Claims arising out of, relating to, or in connection with, Employee's employment or termination from such employment, except for Claims relating to the validity or enforcement of this Agreement. The Claims released by Employee include, but are not limited to, Claims for wrongful termination, constructive discharge, discrimination, sexual harassment, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, bad faith discharge, fraud, defamation, libel, retaliation, invasion of privacy and intentional or negligent infliction of emotional distress, as well as any and all Claims for counsel fees and costs with respect thereto. The Claims released by Employee further include, but are not limited to, Claims under all federal, state and local laws, including, but not limited to, Claims under any laws prohibiting employment discrimination, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act and any and all state or local discrimination laws. Further, Employee agrees that if any other person, organization or entity files a lawsuit to assert any Claim against a Released Party on behalf of Employee, Employee will not seek or accept any personal relief in such a lawsuit. Notwithstanding the foregoing, Employee does not release any benefits that may be available to her with respect to unemployment compensation benefits, and NLCI agrees that it will not contest any application filed by Employee with respect thereto.

    (b) Indemnification. Nothing set forth herein shall be construed to limit or otherwise affect any rights to indemnification, advancement of expenses or defense to which Employee might otherwise be entitled with respect to any facts or circumstances occurring on or before the Severance Date, under any applicable statute, provision of NLCI's Certificate of Incorporation or By-Laws, or insurance policy.

    (c) No Re-employment. Employee releases any right or claimed right to re-employment or reinstatement with any NLCI Party. Employee shall not at any time seek employment with any NLCI Party. If, notwithstanding such covenant, Employee applies for such employment, such NLCI Party shall be under no obligation to consider Employee's application.

    (d) Broad Scope of Release. The release contained herein is intended to be complete and final and to cover not only claims which are known, but also claims which are unknown or which Employee does not suspect to exist in Employee's favor which, if known at the time of executing this Agreement, might have affected Employee's actions.

    (e) No Admission of Liability. Employee agrees and acknowledges that the agreement by NLCI described herein is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any NLCI Party, and that this Agreement is made voluntarily to provide an amicable conclusion of Employee's employment with NLCI.

    Non-Disparagement; References. Employee and NLCI agree that they will not disparage in any way the professional or personal reputation or character of each other, including any NLCI Party, or any officers, directors, employees, agents or representatives of any NLCI Party. NLCI agrees that its Chief Executive Officer will be available to serve as a reference for Employee, and that it will permit any of its other officers or employees who choose to do so to serve as a reference for Employee.

    Miscellaneous.

(a) Binding Agreement. This Agreement and the covenants contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors and administrators.

(b) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be transmitted by messenger, courier service or mail (including electronic mail) addressed to the other party at the following addresses (or at such other address as shall be given in writing by any party to the other pursuant to this section) and shall be effective upon delivery or refusal of delivery.

If to NLCI, to:

Nobel Learning Communities, Inc.

1615 West Chester Pike

Suite 200

West Chester, PA 19382

Attn: Chief Executive Officer

If to Employee, to her home address as it appears in NLCI's records.

(c) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Each party hereto agrees that any and all actions or proceedings hereunder or relating in any way to this Agreement shall be brought only in the federal and state courts of the Commonwealth of Pennsylvania.

(d) Effect of Violation. If Employee violates any of the provisions of this Agreement, the payments and other benefits provided by NLCI pursuant to Sections 3 and 4 shall cease, and, in addition to any other rights which NLCI may have, NLCI shall be entitled to recover from Employee all payments previously made pursuant hereto and all costs and attorneys' fees incurred in enforcement of this Agreement. (As required by regulations issued by the EEOC, the foregoing sentence does not apply with respect to a claim under the Age Discrimination in Employment Act.)

(e) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between Employee and NLCI relative to the subject matter of this Agreement. Employee affirms that (i) the only consideration for Employee's execution of this Agreement are the payments and benefits outlined in Sections 3 through 5; (ii) this Agreement specifies all obligations of NLCI and Employee is releasing any other entitlements which Employee may have, including, but not limited to, any claim for any bonus other than pursuant to the terms of Section 4; and (iii) no other promise or agreement of any kind has been made to or with Employee by any person or entity whatsoever to cause Employee to execute this Agreement. Any amendments to this Agreement must be in writing, signed by Employee and an officer of NLCI, and must state that the parties intend to amend this Agreement.

(f) Partial Invalidity. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision of this Agreement.

(g) Validity of Photocopies. Photocopies of executed originals of this Agreement shall have the same force and effect and shall be as legally binding and enforceable as the original.

(h) Advice to Seek Counsel. Employee acknowledges that Employee has hereby been advised, in writing, to seek the advice of legal counsel before signing this Agreement.

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Important Notice To Employee

PLEASE READ THIS DOCUMENT CAREFULLY.

This Agreement is a very important legal document and you should carefully review and understand the terms and effect of this Agreement before signing it. By signing this Agreement, you are agreeing to release and to forever discharge NLCI and related parties completely from all liability to you. Therefore, you should consult with an attorney before signing this Agreement. You acknowledge that you are signing this Agreement knowingly and voluntarily and without duress, coercion or undue influence. Further, you acknowledge that no person has made any representation to you concerning the terms or effect of this Agreement, other than those contained herein.

You have 21 days from the date of the distribution of this document to consider it. (If you do not return a signed copy of this Agreement by the end of such 21 day period, we will assume that you have elected not to sign it.) If you choose to sign this Agreement, you must deliver the signed Agreement within the 21 day period to the address at the end of this paragraph. If you return it before the end of the 21 day period, you will be voluntarily waiving your right to consider it for the entire 21 day period. You will then have an additional 7 days following the date of your signature to revoke this Agreement by notifying us in writing at the address at the end of this paragraph. If you do not revoke this Agreement within 7 days, this Agreement will become effective and irrevocable at the end of the 7 days. Any written notice required by this paragraph shall be sent to Jeanne Marie Welsko, Vice President of Human Resources, Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382.

If you do not execute and deliver this Agreement within such 21 day period, or if you revoke it within such 7 day period, then this Agreement will be null and void. In that event, NLCI will have no obligations under this Agreement and you will not be entitled to the severance and bonus payments specified in Sections 3 and 4 of this Agreement or certain other benefits specified in this Agreement.

In Witness Whereof, the parties hereto have executed this Agreement.

Date: June 28, 2005 /s/ Kathy E. Herman

Kathy E. Herman

Date: June 28, 2005 Nobel Learning Communities, Inc.

By:_/s/ Jeanne Marie Welsko

Jeanne Marie Welsko

Vice President -- Human Resources